UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 18, 2018

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17870 Castleton Street, Suite 250 City of Industry, CA	91748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	626-964-5788

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

The disclosures contained under the heading “Appointment of Chief Executive Officer” in Item 5.02 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On June 18, 2018, the Board of Directors (the “Board”) of Marina Biotech, Inc. (the “Company”) appointed Robert C. Moscato, Jr. to serve as Chief Executive Officer of the Company, effective June 18, 2018 (the “Commencement Date”). In connection with the appointment of Mr. Moscato as Chief Executive Officer, Vuong Trieu, Ph.D., the Interim Chief Executive Officer of the Company, resigned from such position, and also from his position as Executive Chairman of the Company, effective immediately.

Mr. Moscato, age 42, is a serial pharmaceutical entrepreneur who has amassed his knowledge during more than 20 years in the pharmaceutical industry, including c-suite leadership and commercial roles. He has successfully built companies from the ground to an integrated organization. Mr. Moscato served as the President and Chief Operating Officer of Cerecor, Inc. (NASDAQ: CERC) from November 2017 until March 2018, and he served on the Board of Directors of Cerecor Inc. from November 2017 until May 2018. Mr. Moscato co-founded Zylera Pharmaceuticals, LLC and served as the CEO for over six years until it was acquired by Cerecor, Inc. in November 2017. Prior to that, Mr. Moscato served as Chief Operating Officer of Deston Therapeutics LLC. Mr. Moscato initially built his career in commercial roles of increasing responsibility with GlaxoSmithKline, where he was a member of the brand team that led the launch of Wellbutrin XL – one of the fastest launches in pharmaceutical history. Mr. Moscato earned an A.S. degree in Food and Nutrition from SUNY Farmingdale, a B.S. in Healthcare Management from St. Francis College and an M.B.A. from Iona College.

Mr. Moscato has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Moscato had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In connection with Mr. Moscato’s appointment as Chief Executive Officer, the Company and Mr. Moscato entered into an employment agreement (the “Employment Agreement”), which provides for a three year term. Mr. Moscato’s base salary under the Employment Agreement is initially $360,000 per year, subject to review and adjustment by the Board from time to time. The Company also agreed to pay to Mr. Moscato, within tem (10) days following the execution of the Employment Agreement, a one-time payment in the amount of $6,923, in full payment and consideration for all services that Mr. Moscato provided to the Company prior to the date of the Employment Agreement.

If the total amount of sales recognized by the Company less the sum of any returns, rebates, chargebacks and distribution discounts (“Net Product Revenue”) for the portion of the 2018 fiscal year starting on the Commencement Date and ending on the last day of the 2018 fiscal year (the “Prorated 2018 Fiscal Year”) equals or exceeds $1.2 million, as determined by the Company’s auditors, then the Company shall pay to Mr. Moscato a bonus (the “2018 Revenue Bonus”) equal to $100,000 multiplied by a fraction, the numerator of which is the number of days in the Prorated 2018 Fiscal Year during which Mr. Moscato is an employed in good standing with the Company and the denominator of which is 365. Also, if the daily volume weighted average price of the Company’s common stock on the trading market or exchange on which the Company’s common stock is then listed or quoted for trading is not less than $2.00 per share (as adjusted for any stock splits, combinations or similar events) for a sixty (60) consecutive day period beginning on any day within the Prorated 2018 Fiscal Year, then the Company shall pay to Mr. Moscato a bonus (the “2018 Stock Price Bonus”) equal to $100,000 multiplied by a fraction, the numerator of which is the number of days in the Prorated 2018 Fiscal Year during which Mr. Moscato is an employee in good standing with the Company and the denominator of which is 365.

Starting in 2019, Mr. Moscato shall be eligible for an annual discretionary cash bonus with a target of 50% of his base salary, subject to his achievement of any applicable performance targets and goals established by the Board.

Pursuant to the Employment Agreement, the Company agreed to grant to Mr. Moscato options to purchase up to 1,500,000 shares of the common stock of the Company, which options shall vest as follows: (i) options to purchase up to 250,000 shares of common stock shall vest on the grant date of the options; (ii) options to purchase up to 250,000 shares of common stock (for an aggregate of 750,000 shares of common stock) shall vest on each of the first, second and third anniversary of the grant date; (iii) options to purchase up to 250,000 shares of common stock shall vest on the date that the Company determines that Mr. Moscato has earned the 2018 Revenue Bonus; and (iv) options to purchase up to 250,000 shares of common stock shall vest on the date that the Company determines that Mr. Moscato has earned the 2018 Stock Price Bonus. It is contemplated that the options will be granted under an equity incentive plan to be adopted by the Board within thirty (30) days following the date of the Employment Agreement, and to be approved by the stockholders of the Company thereafter.

Mr. Moscato is eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

In the event that Mr. Moscato’s employment is terminated by the Company without “Cause” or by Mr. Moscato for “Good Reason” (each as defined in the Employment Agreement), in each case subject to Mr. Moscato entering into and not revoking a separation agreement in a form acceptable to the Company, Mr. Moscato will be eligible to receive:

●	accrued benefits under the Employment Agreement through the termination date, including base salary and unreimbursed business expenses;

●	severance payments equal to his then-current base salary for the Severance Period (i.e., a period equal to (i) twelve (12) months or (ii) in the event the Company terminates Mr. Moscato’s employment for any reason other than Cause within six (6) months following a Change of Control (as defined in the Employment Agreement), eighteen (18) months);

●	vesting of all options granted to Mr. Moscato under the Employment Agreement that would have vested during the Severance Period had he remained employed with the Company through the end of the Severance Period; and

●	if Mr. Moscato timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Mr. Moscato and his covered dependents prior to the date of termination, until the end of the Severance Period.

In the event that Mr. Moscato’s employment is terminated by the Company for Cause, by Mr. Moscato other than for Good Reason, or as a result of Mr. Moscato’s death or permanent disability, Mr. Moscato (or his estate, if applicable) will be entitled to receive accrued benefits under the Employment Agreement through the termination date, including base salary and unreimbursed business expenses.

Subject to any termination, Mr. Moscato will be subject to a confidentiality covenant, a 12-month non-competition covenant and a 24-month non-solicitation covenant.

The foregoing summary of the material terms of Mr. Moscato’s employment agreement is qualified in its entirety by reference to the complete text of the employment agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Appointment of Chairman of the Board

On June 18, 2018, the Board increased the size of the entire Board from five (5) directors to six (6) directors, it appointed Uli Hacksell, Ph.D. to fill the vacancy created thereby and it appointed Dr. Hacksell to serve as the Chairman of the Board of Directors for an anticipate term of three (3) years. The Board took the foregoing actions in accordance with Article II, Section 2, and Article II, Section 5, respectively, of the Amended and Restated By-Laws of the Company. The foregoing appointments with respect to Dr. Hacksell will become effective on July 1, 2018.

Dr. Hacksell, age 67, has served as Chairman of the Board of Directors of Cerecor Inc. since May 2015 and as President and Chief Executive Officer of Cerecor Inc. from January 2016 to August 2017. From September 2000 to March 2015, Dr. Hacksell served as the Chief Executive Officer and as a director of ACADIA Pharmaceuticals Inc. From February 1999 to September 2000, he served as the Executive Vice President of Drug Discovery of ACADIA. Previously, Dr. Hacksell held various senior executive positions at Astra AB, a pharmaceutical company, including Vice President of Drug Discovery and Technology, and President of Astra Draco AB, one of Astra’s largest research and development subsidiaries. He also served as Vice President of CNS Preclinical R&D at Astra Arcus, another Astra subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. Dr. Hacksell received his Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University.

In his capacity as Chairman of the Board, Dr. Hacksell shall be entitled to receive: (i) base compensation in the amount of $150,000 per year (which amount may be increased by the Board in its sole discretion on an annual basis); (ii) a bonus payment in the amount of $25,000 if the Company achieves Net Product Revenue in the amount of not less than $1.2 million for the portion of the 2018 fiscal year following July 1, 2018 (the “Revenue Bonus Payment”), which Revenue Bonus Payment shall be payable within thirty (30) days of the Company’s public reporting of its 2018 financial results (the “Public Reporting Date”), but in no event later than the end of 2019, provided that such milestone is achieved and Dr. Hacksell remains as Chairman of the Board on the Public Reporting Date; and (iii) a bonus payment in the amount of $25,000 if the daily volume weighted average price of the common stock of the Company on the trading market or exchange on which the common stock is then listed or quoted for trading is not less than $2.00 per share (as adjusted for any stock splits, combinations or similar events) for a sixty (60) consecutive day period beginning on any calendar date during the 2018 calendar year (the “Stock Price Bonus Payment”), which Stock Price Bonus Payment shall be payable on or prior to March 15, 2019, provided that such milestone is achieved and Dr. Hacksell remains as Chairman of the Board on such payment date.

The Company also agreed to grant to Dr. Hacksell options to purchase up to 1,000,000 shares of the common stock of the Company, which options shall be exercisable for a five (5) year period at an exercise price equal to the closing price of the common stock on the date of such grant, with such options to vest as follows: (i) 500,000 options shall vest and become exercisable on the date of the grant; (ii) 125,000 options shall vest and become exercisable on July 1, 2019; (iii) 125,000 options shall vest and become exercisable on July 1, 2020; (iv) 125,000 options shall vest and become exercisable on the date, if any, on which the Revenue Bonus Payment is made; and (v) 125,000 options shall vest and become exercisable on the date, if any, on which the Stock Price Bonus Payment is made. It is contemplated that the foregoing options will be granted under an equity incentive plan to be adopted by the Board and to be approved by the stockholders of the Company thereafter.

Dr. Hacksell does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Matters.

The Company issued a press release regarding the appointment of Mr. Moscato as Chief Executive Officer, which press release is attached hereto as Exhibit 99.1, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 18, 2018, by and between Marina Biotech, Inc. and Robert C. Moscato, Jr.

99.1	Press release of Marina Biotech, Inc. dated June 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

June 20, 2018	By:	/s/ Robert C. Moscato, Jr.
	Name:	Robert C. Moscato, Jr.
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 18, 2018, by and between Marina Biotech, Inc. and Robert C. Moscato, Jr.

99.1	Press release of Marina Biotech, Inc. dated June 20, 2018.